Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Swiftmerge Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)(2)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock	457(c), 457(f)(1)	67,713,389	(3)	$10.94	(5)	$740,784,476	$0.00014760	$109,340

Equity	Warrants	457(c), 457(f)(1), 457(i)	11,250,000	(4)	—	(6)	—	—	—

Equity	Class A Common Stock underlying Warrants	457(c), 457(f)(1), 457(i)	11,250,000	(4)	$11.54	(6)	$129,825,000	$0.0001476	$19,162
	Total Offering Amounts						$870,609,476		$128,502
	Total Fees Previously Paid								—
	Net Fee Due								$128,502

(1)	All securities being registered will be issued by Swiftmerge Acquisition Corp., a Cayman Islands exempted company (“SPAC”), following its domestication (the “Domestication”) as a Delaware corporation. In connection with the Domestication, (a) SPAC will change its name to “AleAnna, Inc.” (“Surviving Pubco”); (b) each Class A ordinary share, par value $0.0001 per share, of SPAC (“SPAC Class A Ordinary Shares”) will convert into one share of Class A common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class A Common Stock”); (c) each Class B ordinary share, par value $0.0001 per share, of SPAC (“SPAC Class B Ordinary Shares” and together with the SPAC Class A Ordinary Shares, the “SPAC Ordinary Shares”) will convert into one share of Class B common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class B Common Stock”) in the Domestication and then each share of Surviving PubCo Class B Common Stock will convert into one share of Surviving PubCo Class A Common Stock at the completion of the Business Combination; (d) each warrant to purchase SPAC Class A Ordinary Shares will be exercisable by its terms to purchase an equal number of shares of Surviving PubCo Class A Common Stock; and (e) a series of Class C common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class C Common Stock”) will be authorized, each share of which will have voting rights equal to a share of Surviving PubCo Class A Common Stock but which shall have no entitlement to earnings or distributions of Surviving PubCo.

(2)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(3)	Represents (i) 1,214,913 shares of Surviving PubCo Class A Common Stock issuable on the Closing Date pursuant to the Domestication upon conversion of the SPAC Class A Ordinary Shares that were originally issued in the SPAC’s initial public offering, (ii) 65,098,476 shares of Surviving PubCo Class A Common Stock issued in the Merger or issuable upon the future exchange of the Surviving PubCo Class C Common Stock and Class C HoldCo Units issued in the Merger as consideration to the AleAnna Members and (iii)) 1,400,000 shares of Surviving PubCo Class A Common Stock issuable on the Closing Date pursuant to the Domestication to the Sponsor, the Anchor Investors and the NRA Parties on conversion of certain SPAC Ordinary Shares that were attributable to founder shares originally issued to Sponsor, in each case as described in the registration statement and the accompanying proxy statement/prospectus.

(4)	Represents 11,250,000 SPAC Public Warrants that may be outstanding following the Domestication and Business Combination and the corresponding 11,250,000 shares of Surviving Pubco Class A Common Stock underlying such SPAC Public Warrants described in footnote (1) above.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(f)(1) under the Securities Act, based on the average of the high ($10.94) and low ($10.94) prices of the shares of SPAC Class A Ordinary Shares on The Nasdaq Capital Market on June 27, 2024 (such date being within five business days of the date that this proxy statement/prospectus was first filed with the SEC).

(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c), 457(f)(1) and 457(i) of the Securities Act, based on the sum of (i) the average of the high ($0.04) and low ($0.04) prices of the SPAC Public Warrants on The Nasdaq Capital Market on June 27, 2024 (such date being within five business days of the date that this proxy statement/prospectus was first filed with the SEC) and (ii) the $11.50 exercise price of the SPAC Public Warrants. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the SPAC Public Warrants has been allocated to the Surviving Pubco Class A Common Stock issuable upon exercise of the SPAC Public Warrants and included in the registration fee paid in respect of such shares of Surviving PubCo Class A Common Stock.